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                                                                 Exhibit 10.80.2
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DATE:    March 15, 2001

TO:      Mike Green

FR:      Kenneth M. Cohen

RE:      Increased Retention Plan Cash Bonus Opportunity

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As you know, under the Company's retention plan you have been entitled to receive a cash retention bonus if the Company or its animal health business is sold and you remain employed by the company at the time of the sale.

At its February 14, 2001 meeting, the Board of Directors decided to increase your potential cash bonus benefit from the retention plan by doubling the amount you would receive, including a doubling of the minimum payment from 50% to 100%. This recognizes your contributions to date, the value you are expected to create for the shareholders in continuing to work toward a sale, and the diminution in the expected value of the stock option component of the retention plan.

Whether or not you have a written employment agreement, please note that (except to the extent expressly provided in a written employment agreement) the Company and you each retain the right to unilaterally terminate the employment relationship at any time, for any reason or for no reason; neither the original retention plan nor this augmentation of it changes that.